Exhibit 99.1

EMC News Release

EMC Completes Acquisition Of Documentum

Convergence of Information Storage and Management with Enterprise Content Management Provides End-to-End Heterogeneous Information Lifecycle Management Solutions for Content

Hopkinton, MA - Friday, December 19, 2003 — EMC Corporation, Inc. (NYSE:EMC), the world leader in information storage and management, today announced it has completed the acquisition of Documentum, Inc. (NASDAQ:DCTM), the leading provider of enterprise content management (ECM). Under the terms of the definitive agreement announced on October 14, 2003, EMC issued approximately 115 million shares of EMC common stock for all outstanding shares of Documentum subject to final tabulation with EMC’s exchange agent. EMC will operate Documentum as a division of EMC with headquarters in Pleasanton, California.

“EMC and Documentum share the same vision, focus, strategy and commitment to customers and by joining forces, our complementary products and significant resources will help customers maximize the value of their information assets at the lowest total cost of ownership, ” said Joe Tucci, EMC’s President and CEO. “Together, EMC and Documentum will continue to provide flexible, open solutions that integrate with the widest range of platforms, applications and storage environments, to ensure that customers have the broadest range of options to address their information storage and management needs.”

The Documentum division of EMC is led by Dave DeWalt, Documentum’s former President and CEO. DeWalt reports to Joe Tucci as Executive Vice President of EMC and President of the Documentum software division. “The continued, exponential growth of unstructured content, along with stringent requirements for corporate recordkeeping, is driving strong demand for both content management and intelligent storage systems,” said DeWalt. “The combined technology, resources and expertise of EMC and Documentum enable us to deliver world-class products and solutions to address fast-growing requirements for end-to-end intelligent management of enterprise information.”

Integration Highlights

Immediately following the announcement of EMC’s intent to acquire Documentum, the two companies assembled cross-company and cross-functional teams to analyze and plan for every aspect of integrating Documentum into EMC. Key areas of integration include:

•	General — Documentum will operate as a separate software division of EMC, led by Dave DeWalt, Documentum’s former President and CEO. The Documentum name, brand and products will all be maintained.

•	Sales and Distribution — The Documentum sales and distribution channels will operate independently from EMC. Documentum’s partnerships, sales, marketing and services focus will remain unchanged.

•	Research and Development — Under the leadership of Dave DeWalt, the Documentum research and development team will continue to accelerate the delivery of enterprise content management solutions. As one company, EMC and Documentum are able to leverage their combined engineering resources and complementary product portfolio to deliver both best of breed products and solutions to solve customer’s most pressing problems in the areas of information protection, message and content management, and intelligent data management and availability.

Documentum stockholders approved the acquisition on December 18, 2003, and the required regulatory approval processes have been completed.

About EMC

EMC Corporation (NYSE: EMC) is the world leader in products, services and solutions for information storage and management that help organizations extract the maximum value from their information, at the lowest total cost, across every point in the information lifecycle. Information about EMC’s products and services can be found at www.EMC.com.

About Documentum

Documentum, a division of EMC Corporation, provides enterprise content management (ECM) solutions that enable organizations to unite teams, content and associated business processes. With a single platform, Documentum enables people to collaboratively create, manage, deliver and archive the content that drives business operations, from documents and discussions to email, Web pages, records and rich media. For more information, visit Documentum on the Web at www.documentum.com.

For more on EMC news, events, and recent media coverage visit the news section of EMC.com. Note to editors: For further information about this release contact EMC Public Relations at pr@emc.com

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) risks associated with strategic investments and acquisitions, including the challenges and costs of integration, restructuring and achieving anticipated synergies associated with the acquisition of Documentum, the recently completed acquisition of LEGATO Systems, Inc. and the recently announced proposed acquisition of VMware, Inc.; (ii) adverse changes in general economic or market conditions; (iii) delays or reductions in information technology spending; (iv) the transition to new products, the uncertainty of customer acceptance of new product offerings, and rapid technological and market change; (v) insufficient, excess or obsolete inventory; (vi) competitive factors, including but not limited to pricing pressures; (vii) component quality and availability; (viii) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (ix) war or acts of terrorism; (x) the ability to attract and retain highly qualified employees; (xi) fluctuating currency exchange rates; and (xii) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such-forward looking statements after the date of this release.